Exhibit 10(c)

                Stock Option Plan Amendment No. 1


Effective December 12, 2005, paragraph 6(a) of the Corporation's
2001 Stock Option Plan is amended in its entirety to read as follows:

     (a) The Option exercise price per share or shares of Stock subject to each Option shall be determined by the Committee and stated in the Agreement; PROVIDED, HOWEVER, that, subject to paragraph (h)(iii) and/or (j) of this Section 6, if applicable, such price shall not be less than one hundred percent (100%) of the Fair Market Value of a share of Stock at the time that the Option is granted.